EXHIBIT 99.1

AMERICAN RIVER BANKSHARES AND BANK OF AMADOR ANNOUNCE THE MERGER MEASURING PRICE


Sacramento, CA - December 2, 2004-American River Bankshares (Nasdaq:AMRB), parent Company of American River Bank, and Bank of Amador (OTCBB:BNKA), based in Jackson, California, jointly announced that $23.576 is the "AMRBK Measuring Price" to be used in calculating the per share consideration to be received by Bank of Amador shareholders in accordance with the terms of the Agreement and Plan of Reorganization and Merger dated July 8, 2004, among American River Bankshares, American River Bank, and Bank of Amador. The "AMRBK Measuring Price" as defined in the merger agreement means the average closing price of American River Bankshares common stock as traded on the Nasdaq National Market over the twenty (20) consecutive trading day period ending on the second business day prior to the closing date. Based on the AMRBK Measuring Price of $23.576, Bank of Amador shareholders will receive 0.5394 shares of American River Bankshares common stock in addition to cash in the amount of $6.825, subject to adjustments as set forth in the merger agreement, for each share of Bank of Amador common stock.

Consummation of the merger and transactions contemplated by the merger agreement is also subject to satisfaction of conditions, covenants and agreements contained in the merger agreement. The merger, which is expected to close on December 3, 2004, will result in the Bank of Amador retaining its leadership with Larry Standing, the President and Chief Executive Officer for the past 21 years, to be the President of Bank of Amador, a division of American River Bank, and who, along with Richard P. Vinson, the current Chairman of Bank of Amador, will join the Board of Directors of American River Bank. The three offices of Bank of Amador in Ione, Pioneer, and Jackson will be known as Bank of Amador, a division of American River Bank.

ABOUT AMERICAN RIVER BANKSHARES

American River Bankshares is a financial services company with assets of approximately $455,000,000 and parent Company of American River Bank, a community business bank, which operates five full-service banking offices as American River Bank in Sacramento and Placer Counties, and three full-service banking offices as North Coast Bank, a division of American River Bank in Sonoma County. American River Bank and North Coast Bank are known for providing innovative financial solutions to their clients focusing on business relationships and real estate loans. American River Bankshares is headquartered in Sacramento. For more information visit www.amrb.com and related websites: www.americanriverbank.net and www.northcoastbank.com.

ABOUT BANK OF AMADOR

Bank of Amador with assets of approximately $135,000,000 operates three full-service banking offices in Amador County. In addition, Bank of Amador is known for providing residential construction loans throughout Northern California. For more information visit www.bankofamador.com.

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The


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Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2003, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.


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